Exhibit 10.2

Letter of Intent

Raptor Fabrication & Equipment
7064 Sampey Rd
Groveland, FL 34736
Attention:  Dwayne Dundore, Chairman and CTO

October 15, 2010

Dear Mr. Dundore:

When countersigned by each of the parties, the following will constitute our letter of intent, outlining the general terms with respect to funding by Spencer G. Douglass, 4628 Harbour Village Blvd. #2207. Pounce Inlet, Florida 32127(“Funder”) for Raptor Fabrication & Equipment (“Raptor”).

1.	Funding:

a.	Upon execution of this Letter of Intent, Raptor and Funder agree to enter into and execute a Secured Convertible Note with Raptor for $500,000 (the “Convertible Note”).

b.
Funder shall pay to Raptor in immediately available funds a minimum of $100,000 of the amount of the Convertible Note on or before October 15, 2010, with the remaining balance of $400,000 payable on or before October 22, 2010.

c.	The $500,000.00 Convertible note with interest and fee of $100,000.00 for a total of $600,000.00. Note shall be payable in cash or in stock of Raptor at the “Conversion Rate” (defined below).

d.
The Convertible Note shall be payable in full on demand at the option of Funder on the earlier of (i) that date which is six months from the date of full funding or (ii) two business days after Raptor receives funding in the proposed PIPE offering for a minimum of $1,000,000.

e.
The Convertible Note shall be secured by that certain property as set forth on Exhibit A to the Convertible Note.  Such security shall be evidenced by UCC-1 filings as appropriate to secure the interest of Funder. (See equipment description on attachment #1).

f.
Subsequent to the proposed reverse acquisition of a public company by Raptor, the Convertible Note may be converted at the option of the holder into common stock of Raptor as the combined entities at the lower of (i) a discount of 20% from the average weighted average closing price of the Raptor common stock for the 30 trading days immediately preceding such conversion, or (ii) $0.50 per share.  Funder must notify Raptor in writing on or before 5:00 pm EST on such 30th trading day as to how much of (none, all or a portion) the Convertible Note Funder desires to convert.  The Convertible Note shall be automatically converted into Raptor common stock at the rate set forth above in the event the weighted average closing price of the Raptor common stock shall equal or exceed $1.00 for ten consecutive trading days.

g.	The obligations of the Convertible Note are personally guaranteed in all respects by Dwayne Dundore as evidenced by his signature hereunder.

2.           Definitive Agreement

The parties will diligently and in good faith negotiate a definitive Agreement (the "Definitive Agreement") incorporating the principal terms of the contemplated transaction as set forth herein and, in addition, such other terms and provisions of a more detailed nature as the parties may agree upon.

3.           Confidentiality. As a result of this Letter of Intent each of Raptor and Funder may become acquainted with confidential information belonging to the other, including the names and contact information  of suppliers, vendors, customers, banks, venture capital providers and financiers. Raptor and Funder hereby acknowledge the desire and right of each other to preserve the secrecy of all confidential information. Raptor and Funder agree to prevent the unauthorized disclosure of the confidential information to or use by another person, firm or company.

4.           Applicable Law. This Letter of Intent shall be governed and interpreted in accordance with the laws of the State of Texas, United States and the parties consent to the exclusive jurisdiction and venue in the state and federal courts sitting in Houston, the State of Texas, United States.  In any action or suit to enforce any right or remedy under this Letter Agreement or to interpret any provision of this Letter Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

5.           Cost and Expenses

Except as otherwise specifically set forth herein, each party will bear its own attorneys, brokers, agents, and finders employed by, such party.  The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder's fees or other compensation in connection with the  contemplated transaction which may be asserted by any person based on any agreement or arrangement for payment by the other party.

7.           Execution in Counterpart

The parties may execute this Letter of  Intent in two or more counterparts, each of which is deemed to be an  original and all of which will constitute one agreement, effective as of the date given above.

If the foregoing accurately sets forth your understanding in this regard, please date, sign and return the enclosed copy of the Letter of Intent to the undersigned.

Yours very truly,

{FUNDER}

By:  ________________________________

Acknowledged and Accepted this

____  day of October, 2010

RAPTOR EQUIPMENT & FABRICATION

By:  _____________________________________

Dwayne Dundore, Chairman and Chief Technology Officer

PERSONAL GUARANTEE:

In consideration of the delivery of funds for the Secured Convertible Note set forth above, I hereby personally, individually and unconditionally guarantee payment of whatever amount, which at any time shall be owing to Funder as a result of such Secured Convertible Note after the date hereof.  This is a continuing guarantee relating to any indebtedness reflected by the Secured Convertible Note, including that arising under successive transactions, which shall either continue to indebtedness or from time to time renew it after it has been satisfied.

_________________________________
Dwayne Dundore